Exhibit 99.1

SCVNGR, Inc. d/b/a LevelUp

Financial Statements

For the year ended December 31, 2017

and the six months ended June 30, 2018 (unaudited) and 2017 (unaudited)

SCVNGR, Inc.

INDEPENDENT AUDITOR'S REPORT

The Audit Committee and Stockholders of

SCVNGR, Inc.

Boston, Massachusetts

Report on the Financial Statements

We have audited the accompanying financial statements of SCVNGR, Inc., which comprise the balance sheet as of December 31, 2017, and the related statements of operations, changes in common stockholders’ equity (deficit) and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCVNGR, Inc. as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

As discussed in Note A to the financial statements, errors in the prior year were discovered by management of the Company during the current year.  Adjustments have been made to common stockholders’ equity (deficit) as of January 1, 2017 to correct those errors.  Our opinion is not modified with respect to this matter.

As discussed in Note L to the financial statements, effective September 13, 2018 SCVNGR, Inc. was acquired by Grubhub Holdings Inc. Our opinion is not modified with respect to this matter.

/s/ Crowe LLP

Oak Brook, Illinois

November 21, 2018

SCVNGR, Inc.

Balance Sheets

	June 30, 2018
	(unaudited)	December 31, 2017
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash	$5,119	$9,329
Accounts receivable, less allowance for doubtful accounts	6,716	5,806
Prepaid expenses and other current assets	690	649
Inventory	2,090	1,648
Total current assets	14,615	17,432
LONG TERM ASSETS:
Property, equipment and software, net of depreciation and amortization	9,241	8,164
Other long term assets	799	853
TOTAL ASSETS	$24,655	$26,449
LIABILITIES
CURRENT LIABILITIES:
Deferred revenue	$4,344	$2,799
Warrant derivative liability	5,479	4,776
Bifurcated derivative liability	2,980	2,952
Accounts payable	384	553
Restaurant food liability	860	468
Accrued payroll	459	640
Short term debt	9,019	—
Other accruals	1,170	1,185
Total current liabilities	24,695	13,373
LONG TERM LIABILITIES:
Long term debt	16,601	22,132
Other long term liabilities	555	582
Total liabilities	41,851	36,087
Commitments and contingencies

REDEEMABLE PREFFERED STOCK AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Redeemable convertible preferred stock, $0.01 par value – authorized, 624,121 shares as of June 30, 2018 and December 31, 2017;
Series A, 95,068 shares designated and outstanding (liquidation and redemption value of $0.7 million) as of June 30, 2018 and December 31, 2017	741	741
Series B, 149,561 shares designated and outstanding (liquidation and redemption value of $4.0 million) as of June 30, 2018 and December 31, 2017	3,938	3,938
Series C, 97,216 shares designated and outstanding (liquidation and redemption value of $17.0 million) as of June 30, 2018 and December 31, 2017	16,900	16,900
Series D, 157,041 shares authorized; 120,281 shares designated and outstanding (liquidation and redemption value of $31.6 million) as of June 30, 2018 and December 31, 2017	31,376	31,376
Series E, 125,235 shares authorized; 124,142 shares designated and outstanding (liquidation and redemption value of $41.1 million) as of June 30, 2018 and December 31, 2017	39,151	39,151
Total redeemable preferred stock	92,106	92,106
COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Common stockholders’ equity, $0.01 par value – authorized, 885,200 shares; 170,903 and 160,561 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	2	2
Additional paid-in capital	2,971	2,549
Accumulated deficit	(112,275)	(104,295)
Total common stockholders' deficit	(109,302)	(101,744)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY	$24,655	$26,449

(See Notes to Financial Statements)

SCVNGR, Inc.
Statements of Operations

	Fiscal year ended	Six months ended June 30,
	December 31, 2017	2018	2017
		(unaudited)	(unaudited)
	(in thousands)

Revenues	$28,800	$18,457	$12,958
Cost and expenses
Operations and support	17,819	10,096	7,815
Sales and marketing	2,512	1,616	1,157
Technology (exclusive of amortization)	10,718	7,188	4,915
General and administrative	4,340	2,980	1,860
Depreciation and amortization	3,833	2,688	1,596
Total cost and expenses	39,222	24,568	17,343
Operating loss	(10,422)	(6,111)	(4,385)
Interest expense, net	3,205	1,375	1,599
Other (income) expense
(Gain) loss on revaluation of warrants	(2,574)	703	352
Loss on revaluation of bifurcated derivative	2,952	28
Total other expense	378	731	352
Net loss	$(14,005)	$(8,217)	$(6,336)

(See Notes to Financial Statements)

SCVNGR, Inc.
Statement of Changes in Common Stockholders' Equity (Deficit)
(in thousands, except share data)

	Common Shares
	Shares	Amount	APIC	Accumulated Deficit	Total Common Stockholders' Equity (Deficit)

Balance at January 1, 2017	160,305	$2	$2,305	$(91,300)	$(88,993)
Prior period adjustment (a)	—	—	—	1,010	1,010
Balance at January 1, 2017 (as restated)	160,305	2	2,305	(90,290)	(87,983)
Net loss	—	—	—	(14,005)	(14,005)
Stock option exercises	256	—	—	—	—
Stock-based compensation	—		244	—	244
Balance at December 31, 2017	160,561	2	2,549	(104,295)	(101,744)
Cumulative effect of change in accounting principle (unaudited) (b)	—	—	—	237	237
Net loss (unaudited)	—	—		(8,217)	(8,217)
Stock option exercises (unaudited)	10,342	—	—	—	—
Stock-based compensation (unaudited)	—	—	422	—	422
Balance at June 30, 2018 (unaudited)	170,903	$2	$2,971	$(112,275)	$(109,302)

(a) See Note A, Nature of Business and Basis of Presentation, Restatement, for details of the prior period adjustment.

(b) See Note C, Revenue, for details of the cumulative effect of the change in accounting principle.

(See Notes to Financial Statements)

SCVNGR, Inc.
Statements of Cash Flows

	Fiscal year ended	Six months ended June 30,
	December 31, 2017	2018	2017
		(unaudited)	(unaudited)
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,005)	$(8,217)	$(6,336)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,833	2,688	1,596
Stock-based compensation	244	422	128
Amortization of debt discount	1,071	98	570
Amortization of deferred financing costs	423	218	222
Paid-in-kind interest	332	172	161
(Gain) loss on revaluation of warrants	(2,574)	703	352
Loss on revaluation of bifurcated derivatives	2,952	28	—
Changes in operating assets and liabilities:
Accounts receivable	(427)	(910)	938
Inventory	593	(40)	324
Prepaid expenses and other assets	(111)	(387)	40
Restaurant food liability	(503)	392	(647)
Accounts payable	246	(152)	553
Other accruals	(323)	1,540	99
Net cash used in operating activities	(8,249)	(3,445)	(2,000)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and internally developed software	(7,771)	(3,765)	(3,262)
Net cash used in investing activities	(7,771)	(3,765)	(3,262)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of Series E preferred stock	10,114	—	2,498
Proceeds from long term debt	17,737	3,000	4,444
Repayments of long term debt	(13,000)	—	—
Issuance of warrants	945	—	238
Payments for debt issuance costs	(1,356)	—	(472)
Net cash provided by financing activities	14,440	3,000	6,708
Net change in cash and restricted cash	(1,580)	(4,210)	1,446
Cash at beginning of year	11,454	9,874	11,454
Cash at end of period	$9,874	$5,664	$12,900

RECONCILIATION OF CASH AND RESTRICTED CASH
Cash	$9,329	$5,119	$12,355
Restricted cash included within other long term assets	545	545	545
Total cash and restricted cash	$9,874	$5,664	$12,900

SUPPLEMENTAL DISLOSURE OF CASH FLOW INFORMATION
Non-cash tenant improvements	$5	$830	$2
Cash paid for interest	856	1,675	741

(See Notes to Financial Statements)

SCVNGR, Inc.

Notes to the Financial Statements

Note A. Background and Nature of Operations

Nature of Business

SCVNGR, Inc. (the “Company” or the “Corporation”) was incorporated on December 8, 2008, as a Delaware corporation. The Company has operated under two business models, with separate operating names for each model.  The Company is located in Boston, Massachusetts.

The first business model, SCVNGR, was a mobile gaming or ‘scavenger’ promotional tool that clients operated through a Company-provided Web portal. As of December 31, 2012, the product was no longer being actively sold and the Company discontinued operation of the SCVNGR product in 2014.

During 2011, the second business model, LevelUp, was created. LevelUp allows participants to link a credit or debit card to a ‘LevelUp’ account that is accessed via a smartphone application (“app”). The participants then use their unique code, accessed via their smartphone, to pay at any merchant that accepts LevelUp. LevelUp charges the merchant for professional services fees and basic monthly hosting fees as well as supplementary monthly fees for premium features offered through its software-as-a-service platform. The Company also charges the participants' credit/debit cards for the purchase, and a net settlement is made to the merchant, less fees for LevelUp.

As stated in the subsequent events disclosure (Note L), the Company was acquired by Grubhub Holdings Inc. on September 13, 2018.  The aggregate consideration was approximately $390 million, subject to customary adjustments, and consisted of approximately $374 million in cash and assumption by the Company of unvested incentive stock options held by LevelUp employees. The transaction was deemed a change of control event.

Restatement

For the year ended December 31, 2017, management identified certain errors related to prior periods.  Management determined that certain inputs used within the Black-Scholes valuation model to value warrants (issued in conjunction with its debt financing and described within Note J) were not appropriate under generally accepted accounting principles.  The correction of the warrant valuation resulted in an increase of the accumulated deficit and total common stockholders’ deficit of approximately $2.8 million as of January 1, 2017.  Similarly, management determined that its policy for capitalization of software development costs was not appropriate under generally accepted accounting principles.  The correction of the Company’s capitalized software development costs resulted in a reduction of the accumulated deficit and total common stockholders’ deficit of approximately $3.8 million as of January 1, 2017.

Risks and Uncertainties

The Company is subject to a number of risks common to emerging, technology-based companies, including a dependence on key individuals, rapid technological changes, competition from substitute products and larger companies, the need for additional financing to fund future operations, and the successful development and marketing of its products and services. The Company has financed its operations to date primarily with proceeds from the sale of preferred stock, proceeds from borrowings under the credit facility, and through the sale of its products and services.

Note B. Significant Accounting Policies

Basis of Presentation

The accompanying annual and interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

SCVNGR, Inc.

Notes to the Financial Statements (continued)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.  The more significant estimates reflected in these financial statements include revenue recognition, the allowance for doubtful accounts, capitalized software development costs, depreciable lives of property and equipment, stock-based compensation, deferred tax valuation allowances, valuation of warrant liability, fair value of convertible notes and embedded derivatives, and certain accruals. Actual results could differ materially from those estimates.

Cash and Restricted Cash

Cash includes all highly liquid investments maturing within 90 days from the date of purchase. Restricted cash, included within other long term assets on the balance sheets, represents cash held by banks collateralizing letters of credit issued for the security deposit of the Company’s leased office headquarters.

Concentration of Credit Risk

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash.  Substantially, all of the Company’s cash is held at two financial institution that management believes to be of high credit quality. At times, the Company’s cash balances held in financial institutions are in excess of federally insured limits.

One customer represented 42% of the Company’s revenue for the period ended June 30, 2018 (unaudited), and 14% of the Company’s outstanding accounts receivable as of June 30, 2018 (unaudited). One customer represented 46% of the Company’s revenue for the year ended December 31, 2017, and 27% of the Company’s outstanding accounts receivable as of December 31, 2017.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts.  On a periodic basis, the Company evaluates its accounts receivable and established an allowance for doubtful accounts, when deemed necessary, based on its history of collections and current credit conditions. At June 30, 2018 (unaudited) and December 31, 2017, the Company established an allowance for doubtful accounts of approximately $138 thousand and $61 thousand, respectively. Amounts to be collected through use of the app and amounts to be remitted to merchants are included in accounts receivable and accounts payable, respectively.  The Company bears the risk of chargebacks and refunds to the users of its app even if the Company is unable to recoup those funds from its merchants.  For the year ended December 31, 2017 and the six months ended June 30, 2018 (unaudited) the Company did not have material chargebacks or refunds.

Property and Equipment, net

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, composed of computer equipment, furniture and fixtures, and leasehold improvements, which are three years, seven years, and the term of the lease, respectively.  Major betterments are capitalized, whereas expenditures for maintenance and repairs, which do not improve or extend the life of the respective assets, are charged to operations as incurred.

Capitalized Development Costs

The costs incurred in the preliminary stages of software development are expensed as incurred in technology within the statements of operations. Once an application has reached the development stage, internal and external costs, if direct and incremental and deemed by management to be significant, are capitalized and amortized on a straight-line basis over the estimated useful life of the application. Maintenance and enhancement costs, including those costs in

SCVNGR, Inc.

Notes to the Financial Statements (continued)

the post-implementation stages, are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the software that result in added functionality, in which case the costs are capitalized. Amortization expense related to capitalized website and software development costs is included in depreciation and amortization in the consolidated statements of operations.

As products and enhancements are completed, deﬁned as being available for use, they are placed in service and amortized on a straight-line basis over their estimated useful life of up to 3 years. The Company capitalized $6,467 thousand, $3,631 thousand and $2,956 thousand of software development costs during the year ended December 31, 2017, and the six months ended June 30, 2018 and 2017, respectively.

Impairment of Long-Lived Assets

Management evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment charges were recorded during the year ended December 31, 2017 or the six months ended June 30, 2018 (unaudited).

Revenue Recognition – ASC 605

Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed and determinable, and collection is reasonably assured.  The Company primarily generates revenues from software and professional services, payment processing fees and advertising.

Software and professional services revenue includes app software development contracts that contain ongoing customer support services. For these multiple-element arrangements, the Company allocates revenue to the delivered elements of the arrangement using the residual method, whereby revenue is allocated to the undelivered elements based on vendor-specific objective evidence (VSOE) of fair value of the undelivered elements with the remaining arrangement fees allocated to the delivered elements and recognized as revenue, assuming all other revenue recognition criteria are met. If VSOE of fair value for the undelivered elements cannot be established, then the Company recognizes the entire fees ratably over the customer support period that is generally one month with customer renewal options.

Payment processing revenue includes processing solutions to facilitate payments by credit cards from our customers to merchants. Payment processing revenue is generated from the amounts transacted at LevelUp merchants and is recognized when the transaction processing services are performed.

Advertising revenue is generated in two different payment streams: (i) the Company charges a variable fee based upon the redemption of specific campaign incentives offered by its merchant customers with revenues recognized at the time of redemption and (ii) the Company charges a fixed monthly fee that allows merchants to run a predefined range of campaigns with revenues recognized ratably over the subscription period.

The Company entered into a material contract with Chase (see Note K) in 2016. The Company primarily generates revenue from this contract from multiple-element arrangements, which can also include subscriptions to its online software solution and professional services, including consulting services. In order to treat elements in a multiple-element subscription arrangement as separate units of accounting, the delivered elements must have standalone value and delivery of the undelivered element must be probable and within the control of the Company. The Company has determined that subscription for its online solution has standalone value because the online software solution is fully functional and does not require any additional development, modification, or customization.

Similarly, the professional services provided to Chase are not required to use the online software solution and are determined to have standalone value from the related subscription services because they are sold separately by the Company and third parties. When multiple-element arrangements are separated into different units of accounting, the arrangement consideration is allocated to the identified separate units based on a relative selling price hierarchy. There

SCVNGR, Inc.

Notes to the Financial Statements (continued)

is no available measure of third-party evidence of selling price and, as such, arrangement consideration is allocated amongst multiple deliverable arrangements using VSOE, if VSOE can be established, and best estimate of selling price, if VSOE cannot be established. The Company considers each type of subscription and service as well as pricing and geographic information when establishing its best estimate of the selling price. Revenue from subscriptions is recognized ratably over the subscription period beginning on the date the Company’s subscription is made available to customers. The Company recognizes revenue from other professional services as the services are provided.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable, accrued expenses, and deferred revenue, approximate their fair value due to their short duration.

Non-convertible long-term debt is recorded at amortized cost, which approximates fair value.

Convertible notes are analyzed at issue date to determine balance sheet classification, issue discounts or premiums, and embedded or derivative features. Embedded or derivative features are evaluated in accordance with accounting guidance for derivative securities. Inputs to the models include the outstanding principal balance, accrued interest, and probability of redemption event.

Sales Taxes

Sales taxes are presented on a net basis in the accompanying statements of operations.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statements and tax basis of assets and liabilities, as measured by enacted tax rates anticipated to be in effect when these differences reverse. This method also requires the recognition of future tax benefits, such as net operating loss carryforwards and other tax credits, to the extent that realization of such benefits is more likely than not. A valuation allowance is provided to reduce the deferred tax asset to the amount that will more likely than not be realized. As of June 30, 2018 (unaudited) and December 31, 2017, while significant net operating loss carryforwards exist, no deferred tax asset is recognized. Given the historical losses of the Company, the likelihood of realizing these benefits is uncertain.

The Company operates in various tax jurisdictions and is subject to audit by various tax authorities. The Company provides for tax contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events such as tax claims or changes in tax laws. Tax contingencies are based upon their technical merits, relative tax law and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.  Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. For the periods ending June 30, 2018 (unaudited) and December 31, 2017, the Company has not identified any material uncertain tax positions.

Guarantees

As permitted under Delaware law, the Company indemnifies its officers, directors, and employees for certain events or occurrences that happen by reason of the relationship with or position held at the Company.

The Company leases office space under a noncancelable operating lease (see Note H). The Company has standard indemnification arrangements under this lease that require it to indemnify the landlord against all costs, expenses,

SCVNGR, Inc.

Notes to the Financial Statements (continued)

fines, suits, claims, demands, liabilities, and actions directly resulting from any breach, violation, or nonperformance of any covenant or condition of the Company’s lease.

As of June 30, 2018 (unaudited) and December 31, 2017, the Company had not experienced any losses related to these indemnification obligations, and no material claims were outstanding. The Company does not expect significant claims related to these indemnification obligations and has concluded that the fair value of these obligations is negligible and therefore, no related reserves were established.

Advertising Expenses

Advertising costs are expensed in the period in which the advertising takes place and are included in sales and marketing expense in the accompanying statements of operations. Costs of producing advertising are expensed in the period in which production takes place.

Stock-Based Compensation

The Company accounts for all stock options granted to employees and nonemployees using a fair value method. Stock-based compensation is measured at the grant-date fair value of the award and is then recognized as the related services are rendered, typically the vesting period. The measurement date for employee awards is generally the date of the grant, and the measurement date for nonemployee awards is generally the date the performance of services is completed.

Long-Term Debt

After initial recognition, interest-bearing debt is subsequently measured at amortized cost using the effective interest rate method. Gains and losses are recognized in the statements of operations when the liabilities are derecognized as well as through the effective interest rate amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate.  The effective interest rate amortization is included in interest expense in the statements of operations.

Segments

The Company considers operating segments to be components of LevelUp in which separate financial information is available that is evaluated regularly by the Parent’s chief operating decision maker in deciding how to allocate resources and in assessing performance. The chief operating decision maker for the Parent is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by product line and geographic region for purposes of allocating resources and evaluating financial performance.

The Company has one business activity and there are no segment managers who are held accountable for operations, operating results or plans for levels or components below the consolidated unit level. Accordingly, management has determined that it has a single operating and reporting segment.

Recently Issued Accounting Standards

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). Under ASU 2016-02, a lessee will recognize in the statement of financial position a liability to make lease payments and a right-of-use asset for all leases (with the exception of short-term leases) at the commencement date. The recognition, measurement, and presentation of expenses and cash flows arising from a lease under ASU 2016-02 will not significantly change from current GAAP. ASU 2016-02 is effective beginning in the first quarter of 2019 with early adoption permitted. In July 2018, the FASB issued Accounting Standards Update No. 2018-11 “Leases (Topic 842): Targeted Improvements” (“ASU 2018-11”), which provides for the election of transition methods between the modified retrospective method and the optional transition relief method. The modified retrospective method is applied to all prior reporting periods presented with a cumulative-effect adjustment recorded in the earliest comparative period

SCVNGR, Inc.

Notes to the Financial Statements (continued)

while the optional transition relief method is applied beginning in the period of adoption with a cumulative-effect adjustment recorded in the first quarter of 2019. The Company will apply the optional transition relief method and has elected the optional practical expedient package, which includes retaining the current classification of leases. The Company is currently evaluating the impact of adoption of ASU 2016-02 on its consolidated financial statements under ASU 2018-11. Management anticipates that it will result in an increase in the Company’s long-term assets and liabilities but will have no material impact to its results of operations or cash flows.

In May 2014, and in subsequent updates, the FASB issued Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific requirements. ASC Topic 606 establishes a five-step revenue recognition process in which an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC Topic 606 also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. ASC Topic 606 was effective for and adopted by the Company in the first quarter of 2018.

As disclosed in Note C, the Company adopted certain practical expedients related to significant finance components and costs to obtain a contract. On January 1, 2018, the Company adopted this new standard using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. The adoption of Topic 606 resulted in a cumulative effect adjustment of approximately $237 thousand (unaudited) as of the date of adoption.

Note C. Revenue

For periods subsequent to December 31, 2017, the Company records revenue based on a five-step model in accordance with ASC 606. The Company's revenue is derived from application development and modifications and the related platform services identified in contracts, payment processing and advertising placement. A contract exists when both parties have an approved agreement that creates enforceable rights and obligations, identifies performance obligations and payment terms and has commercial substance. The Company records revenue from these contracts when control of the products or services transfer to the customer. The amount of revenue to be recognized is based upon the consideration, including the impacts of any variable consideration that the Company expects to be entitled to receive in exchange for these products and services.

The Company has contracts with multiple performance obligations. When the sales agreement involves multiple performance obligations, each obligation is separately identified and the transaction price is allocated based on the stand-alone selling price which approximates the amount of consideration the Company expects to be entitled to in exchange for transferring the promised good or service to the customer. In most cases, the Company allocates the consideration to each performance obligation based on the relative standalone selling price (RSP) of the distinct performance obligation.

Software and professional services revenue includes initial software application development contracts and access to the platform and related services, as well as contracts for subsequent modification of the mobile application as requested by the customer. Revenues from software and professional services are generally recognized ratably over the subscription period (typically 2 years) beginning on the date the software is available. Revenues for certain professional services may be recognized in full once the services are performed if they are distinct and separately identifiable. Platform services revenue is based on monthly usage fees that provide the customer with access to the LevelUp online platform including point of sale system integration, customer relationship management and loyalty campaign software, customer support, and functional analytics.

Payment processing revenue includes processing solutions to facilitate payments by credit cards from the Company’s customers to merchants who may or may not accept credit card transactions. Payment processing revenue is recognized when services are performed, which is as the orders are processed.

Advertising revenue is generated in two different payment streams: (i) the Company charges a variable fee based upon the redemption of specific campaign incentives offered by its merchant customers with revenues recognized at the

SCVNGR, Inc.

Notes to the Financial Statements (continued)

time of redemption and (ii) the Company charges a fixed monthly fee that allows merchants to run a predefined range of campaigns with revenues recognized ratably over the subscription period.

For performance obligations that the Company satisfies over time, revenue is recognized by consistently applying a method of measuring progress toward complete satisfaction of that performance obligation. The Company utilizes the method that most accurately depicts the progress toward completion of the performance obligation. If the measure of remaining rights exceeds the measure of the remaining performance obligations, the Company records a contract asset. Conversely, if the measure of the remaining performance obligations exceeds the measure of the remaining rights, the Company records a contract liability.

Customer billings for products or services not yet rendered are deferred in deferred revenue on the balance sheet and recognized as revenue as the products are delivered or services are rendered.

Practical Expedients and Exemptions

The Company has adopted certain practical expedients available under ASC 606.

•

The Company adopted the practical expedient to recognize the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that otherwise would have been recognized is one year or less. If the incremental direct costs of obtaining a contract, which consist of sales commissions, relate to a service recognized over a period longer than one year, costs are deferred and amortized in line with the related services over the period of benefit.

•

The Company adopted the practical expedient that permits the Company to forego adjusting contract consideration for the effects of any financing component if payments for goods and services are expected to be received one year or less from when control of the goods or services has transferred to the customer. Payment terms vary by customer. Generally, the time between invoicing and when payment is due is not significant.

Disaggregation of Revenues

The following table presents the Company’s revenue disaggregated by major source for the periods presented:

	Fiscal year ended	Six months ended June 30,
	December 31, 2017	2018	2017
		(unaudited)	(unaudited)
	(in thousands)
Software and services revenue	$14,866	$8,645	$6,704
Payment processing revenue	8,818	6,944	3,843
Advertising revenue	5,116	2,868	2,411
Total revenue	$28,800	$18,457	$12,958

SCVNGR, Inc.

Notes to the Financial Statements (continued)

Note D. Property, equipment and software, net of depreciation and amortization

Property, equipment and software, net as of June 30, 2018 (unaudited) and December 31, 2017 consisted of the following:

	June 30, 2018 (unaudited)	December 31, 2017
	(in thousands)
Capitalized software development costs	$17,639	$14,007
Computer equipment	355	309
Furniture and fixtures	257	259
Leasehold improvements	1,099	1,095
Property and equipment	19,350	15,670
Accumulated depreciation and amortization	(10,109)	(7,506)
Property and equipment, net	$9,241	$8,164

Depreciation expense for property and equipment other than developed software for the six months ended June 30, 2018 (unaudited) and 2017 (unaudited) and for the year ended December 31, 2017 was $229 thousand, $145 thousand and $363 thousand, respectively.

The Company capitalized developed software costs of $10.8 million and $6.8 million for the six months ended June 30, 2018 (unaudited) and 2017 (unaudited) and for the year ended December 31, 2017, of $3.6 million, $3.0 million and $6.5 million, respectively. Amortization expense for developed software costs, recognized in depreciation and amortization in the statements of operations, for the six months ended June 30, 2018 (unaudited) and 2017 (unaudited) and for the year ended December 31, 2017 was $$2.5 million, $1.6 million and $3.5 million, respectively.

Note E. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of June 30, 2018 (unaudited) and December 31, 2017 consisted of the following:

	June 30, 2018
	(unaudited)	December 31, 2017
	(in thousands)
Deferred tax assets:
Federal and state net operating loss carryforwards	$31,184	$29,240
Research and development credits	1,710	1,487
Interest	396	—
Deferred revenue	194	66
Other deferred tax assets	177	333
Total deferred tax assets	33,661	31,126
Deferred tax liabilities:
Capitalized development costs	2,295	1,946
Valuation allowance	31,366	29,180
Total deferred tax liabilities	33,661	31,126
Net deferred tax assets	$—	$—

The Company has had no income tax expense due to operating losses incurred for the year ended December 31, 2017 and the six months ended June 30, 2018 (unaudited) and 2017 (unaudited). The Company has provided a valuation allowance for the full amount of the net deferred tax assets as, based on all available evidence, it is considered more likely than not that all of the recorded deferred tax assets will not be realized in a future period. The valuation allowance grew by $2.2 million during the six months ended June 30, 2018 (unaudited), reduced $8.9 million during the year ended December 31, 2017 and grew by $2.5 million during the six months ended June 30,

SCVNGR, Inc.

Notes to the Financial Statements (continued)

2017 (unaudited).  At December 31, 2017, the Company has approximately $101 million of federal and $127 million of state net operating loss carryforwards that expire by 2037. At June 30, 2018 (unaudited), the Company had approximately $108 million of federal and $136 million of state net operating loss carryforwards. The $7 million of federal net operating loss generated in 2018 has an unlimited carryforward period.  The state net operating loss carryforward is consistent with prior periods, with the expiration period extended to 2038.

Realization of the future tax benefits is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of net operating loss carryforwards, which could be used annually to offset future taxable income.

On December 22, 2017, the U.S. legislature enacted the Tax Cuts and Jobs Act resulting in significant modifications to existing tax law. The Company has completed its determination of the accounting effects of the Tax Act for the year ended December 31, 2017. Specifically, the Tax Act reduces the corporate income tax rate from 35% to 21%, which resulted in the deferred tax assets of the Company being revalued in December 2017 to reflect the new statutory rate.  As a result of the reduction in the tax rate, the total overall deferred tax assets and valuation allowance both decreased by $12.1 million. Due to the full valuation allowance, the reduced tax rate had no impact on the Company’s tax expense.

The Company files tax returns in the United States at the federal level and with multiple state and local jurisdictions. All tax years since inception remain open to examination by the major taxing jurisdictions (state and federal) to which the Company is subject, as carryforward attributes generated in past years may still be adjusted upon examination by the Internal Revenue Service or other authorities if they have or will be used in a future period.

Note F. Redeemable Preferred Stock and Common Stockholders’ Equity

Redeemable Preferred Stock

The liquidation preference provisions of the Company’s Series A, Series B, Series C, Series D, Series E-1, Series E-2, and Series E-3 Preferred Stock (collectively, the “Preferred Stock”) were considered contingent redemption provisions because there were certain rights granted to the holders upon a change in control of the Company. Accordingly, the Preferred Stock is presented within the mezzanine portion of the accompanying balance sheets.

A summary of the Company's mezzanine equity at December 31, 2017 and at June 30, 2018 (unaudited) is as follows:

Series	Units	Amount
		(in thousands)
Series A Redeemable Preferred Stock	95,068	$741
Series B Redeemable Preferred Stock	149,561	3,938
Series C Redeemable Preferred Stock	97,216	16,900
Series D Redeemable Preferred Stock	120,281	31,376
Series E Redeemable Preferred Stock	124,142	39,151
Mezzanine equity as of June 30, 2018 (unaudited) and December 31, 2017	586,268	$92,106

The rights and privileges of Series A, Series B, Series C, Series D, Series E-1, Series E-2, and Series E-3 preferred stock are described below:

Voting Rights

The holders of all series of preferred stock, other than holders of Series E-2 stock, are entitled to vote on all matters, subject to the Company charter, bylaws, and Investor Rights Agreement, and shall have the number of votes equal to the number of shares of common stock into which the preferred stock is convertible.

SCVNGR, Inc.

Notes to the Financial Statements (continued)

Conversion

Each share of Series A, Series B, Series C, Series D, Series E-1, Series E-2, and Series E-3 preferred stock may be converted at any time at the option of the holder into shares of common stock, subject to the applicable conversion rate as determined by dividing the original issue price by the conversion price. The conversion price has initially been set at $7.7460, $26.745, $174.8709, $262.31, and $331.04 for Series A, Series B, Series C, Series D, and Series E preferred stock (“Series  E”) (Series E-1, Series E-2, and Series E-3 inclusive), respectively. Conversion is mandatory at the closing of an initial public offering of the Company’s common stock resulting in at least $75.0 million of gross proceeds to the Company. The conversion right will terminate in the event of a notice of redemption of any shares of Series A, Series B, Series C, Series D, and Series E preferred stock at the close of business on the last full day preceding the date fixed for redemption if the redemption price is paid in full.

Liquidation Preference

The holders of Series B, Series C, Series D, Series E-1, Series E-2, and Series E-3 preferred stock have preferences senior to the common stockholders and Series A holders (and pari passu to one another) in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company or deemed liquidation event. The amount to be paid is equal to $26.745, $174.8709, $262.31, and $331.04 per share of Series B, Series C, Series D, and Series E preferred stock (inclusive of Series E-1, Series E-2 and Series E-3), respectively, (as adjusted for certain dilutive events), plus any unpaid dividends or such amount  per share as would have been payable had all shares of Series B, Series C, Series D, and Series E preferred stock been converted to common stock immediately prior to the liquidation, dissolution, or winding-up of the Company.

The holders of Series A have preferences senior to the common stockholders in the event of any voluntary or involuntary liquidation, dissolution, winding-up of the Company, or deemed liquidation event. The amount to be paid is equal to $7.7460 per share of Series A preferred stock (as adjusted for certain dilutive events), plus any unpaid dividends or such amount per share  as would have been payable had all shares of Series A preferred stock been converted to common stock immediately prior to the liquidation, dissolution, or winding-up of the Company.

First Rights Distribution

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or deemed liquidation event, the holders of shares of Series E, Series D, Series C, and Series B preferred stock are entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis with each other, before any payment shall be made to the holders of Series A preferred stock or common stock. If the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of shares of Series E, Series D, Series C, and Series B preferred stock, the full amount to which they are entitled, the holders of shares of Series E, Series D, Series C, and Series B preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by  them upon such distribution if all amounts payable on  or with respect to such shares were paid in full.

Second Rights Distributions

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation or deemed liquidation event after the payments have been made in full to the holders of shares of Series E, Series D, Series C, and Series B preferred stock, the holders of shares of Series A preferred stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of common stock. If the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A preferred stock, the full amount  to which they are entitled, the holders of shares of Series A preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the

SCVNGR, Inc.

Notes to the Financial Statements (continued)

shares held by  them upon such distribution if all amounts payable on  or with respect to such shares were paid in full.

Final Rights Distribution

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation or deemed liquidation event after the payment of all preferential amounts required to be paid to the holders of shares of Series E, Series D, Series C, Series B, and Series A preferred stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of common stock pro rata, based on the number of shares held by each such holder

Common Stock

The voting, dividend, and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers and preferences of the holders of the redeemable preferred stock set forth above.

Voting

The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by  law, holders of common stock, as such, shall not be entitled to vote on  any amendment to the Corporation’s Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Corporation’s Certificate of Incorporation or pursuant to the general corporation law. There shall be no cumulative voting. The number of authorized shares of common stock may be increased or decreased (but not below the number  of shares thereof then outstanding) by  (in addition to any vote of the holders of one or more series of preferred stock that may be required by the terms of the Corporation’s Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

Dividend

The holder of shares of preferred stock is entitled to receive dividends, when and if declared by the Company’s board of directors, out of any assets at the time legally available, therefore, in preference to common stockholders. Through June 30, 2018 (unaudited), no dividends have been declared or paid by the Company.

The Company shall not declare or pay any cash dividends on shares of common stock until each of the holders of the then-outstanding preferred stock shall have first received a cash dividend on each outstanding share of such preferred stock in an amount equal to the product of the per share amount, if any, of the dividends to be declared, paid, or set aside for the common stock, multiplied by  the number of whole shares of common stock into which such share of preferred stock is then convertible.

Note G. Stock-based Compensation

The Board of Directors adopted the 2008 Equity Incentive Plan (the “2008 Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options or other awards to the Company’s employees, officers, directors, advisors, and outside consultants for the purchase of up to 114,463 shares of the Company’s common stock. The stock options generally vest over a four-year period and expire 10 years from the date of grant. Certain options provide for accelerated vesting if there is a change in control (as defined in the 2008 Plan).

The Board of Directors adopted the 2013 Equity Incentive Plan (the “2013 Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options or other awards to the Company’s employees, officers, directors, advisors, and outside consultants for the purchase of up to 107,869 shares of the Company’s common stock. The plan was established to permit the grant of 89,143 shares from the 2013 Plan, plus forfeited shares from the 2008 Plan, not to exceed 107,869 shares. The 2013 Plan was amended

SCVNGR, Inc.

Notes to the Financial Statements (continued)

on June 22, 2017 to allow for the purchase of up to 130,792 shares of the Company’s common stock, with the aggregate number of shares to be issued at 116,049. The 2013 Plan was amended on March 14, 2018 (unaudited) to allow for the purchase of up to 164,341 shares, with the aggregate number of shares to be issued at 145,615. The Company’s standard vesting schedule provides that options vest over a four-year period (25% on the first anniversary and 1/48 of the grant every month thereafter so that the grant is fully vested on the fourth anniversary) and expire upon the termination of employment or 10 years from the date of grant. Certain options provide for accelerated vesting if there is a change in control (as defined in the 2013 Plan). At June 30, 2018 (unaudited) and December 31, 2017, there were 625 and 4,678 shares available for future grant under the 2013 Plan, respectively.

The Company has recorded stock-based compensation expense related to issuance of stock options and restricted stock units of $178 thousand, $122 thousand and $234 thousand, for the six months ended June 30, 2018 (unaudited) and 2017 (unaudited), and year ended December 31, 2017, respectively. The stocked-based compensation expense is based on the number of stock options ultimately expected to vest.

As of June 30, 2018 (unaudited) and December 31, 2017, there was approximately $909 thousand and $601 thousand of unrecognized compensation cost, respectively, related to stock options granted under the plan, which is expected to be recognized over a weighted-average period of approximately 1.3 years.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected term of options granted was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the expected life of the option is based upon the US Treasury yield curve in effect at the time of grant.

In determining the exercise prices for options granted, the Company’s Board of Directors has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been determined by  the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current engineering and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including redeemable convertible preferred stock), the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.

For the six months ended June 30, 2018 and the year ended December 31, 2017, the weighted-average assumptions used in the Black-Scholes option-pricing model were as follows:

	June 30, 2018
	(unaudited)	December 31, 2017
Dividend yield	0.00%	0.00%
Annual risk-free rate	2.49%	1.94%
Expected volatility	36.99%	39.00%
Expected term (years)	6.2	6.2

SCVNGR, Inc.

Notes to the Financial Statements (continued)

A summary of stock option activity for the six months ended June 30, 2018 (unaudited) is as follows:

	Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value (thousands)	Weighted-Average Exercise Term (years)
Outstanding at December 31, 2017	106,401	$37.44	$1,841	6.7
Granted (unaudited)	34,122	241.13
Exercised (unaudited)	(9,000)	24.84
Cancelled (unaudited)	(513)	55.00
Outstanding at June 30, 2018 (unaudited)	131,010	$96.14	$4,701	8.2
Exercisable at June 30, 2018 (unaudited)	58,147	$33.74	$2,967	5.8
Vested and expected to vest at June 30, 2018 (unaudited)	125,937	$82.24	$4,447	7.4

A summary of stock option activity for the year ended December 31, 2017 is as follows:

	Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value (thousands)	Weighted-Average Exercise Term (years)
Outstanding at December 31, 2016	78,528	$29.77	$1,913	7.3
Granted	34,046	56.00
Exercised	(536)	16.48
Cancelled	(5,637)	45.85
Outstanding at December 31, 2017	106,401	$37.44	$1,841	6.7
Exercisable at December 31, 2017	52,724	$28.46	$1,354	5.1
Vested and expected to vest at December 31, 2017	95,246	$36.29	$1,571	6.5

Restricted Stock Units (RSUs)

The Company granted restricted stock units that vest over a four-year term during the year ended December 31, 2015.

A summary of RSU activity for the six months ended June 30, 2018 was as follows:

	Restricted Stock Units
	Shares	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2016	3,167	$27.22
Vested (unaudited)	(1,178)	27.22
Outstanding at June 30, 2018 (unaudited)	1,989	$27.22

A summary of RSU activity for the year ended December 31, 2017 was as follows:

	Restricted Stock Units
	Shares	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2016	5,524	$27.22
Vested	(2,357)	27.22
Outstanding at December 31, 2017	3,167	$27.22

SCVNGR, Inc.

Notes to the Financial Statements (continued)

Note H. Commitments and Contingencies

Office Facility Expenses

The Company leases office space located at One Federal Street, Boston, Massachusetts, under a noncancelable operating lease, which expires in 2024. This lease requires the Company to have a letter of credit and lease deposit of $545 thousand, which represents restricted cash and was included within other long-term assets within the accompanying balances sheets as of December 31, 2017 and June 30, 2018 (unaudited).  The Company’s rent expense for the year ended December 31, 2017 was $1.1 million and $0.6 million for each of the six months ended June 30, 2018 (unaudited) and 2017 (unaudited). Future minimum lease payments as of June 30, 2018 (unaudited), under the operating lease agreements are as follows:

(in thousands)
Remainder of 2018	$555
2019	1,110
2020	1,110
2021	1,110
2022	1,110
2023 and thereafter	2,221
Total	$7,216

Note I. Debt

In August 2013, the Company entered into an agreement to borrow up to $5 million. The Company borrowed $1 million in August 2013 and the remaining $4 million in November 2013. The interest rate was 11%. Under the terms of the debt agreement, the Company made interest-only payments on the outstanding balance of the loan until May 1, 2014, at which time monthly principal and interest payments commenced until October 2016, when the debt was fully repaid per contractual terms.  In order to secure the debt, the Company issued warrants to the lender to purchase shares of its Series D redeemable preferred stock (see Note F). The fair value of the warrants is recorded as a discount on the debt at the date of the issuance.

In August 2014, the Company entered into an agreement to borrow $10 million at an interest rate of 10%.  Under the terms of the debt agreement, the Company is to make interest-only payments on the outstanding balance of the loan until August 2017, at which time the principal was to be repaid in full. The debt is collateralized by all of the Company’s assets. In order to secure the debt, the Company issued warrants to the lender to purchase shares of its Series D redeemable preferred stock (see Note F). The fair value of the warrants is recorded as a discount on the debt at the date of issuance.

In April 2017, the Company entered into a new securities purchase agreement (the “Note”) which provided for borrowings aggregating $17.7 million at an interest rate of 9.5% and the sale of Series E preferred shares, to be funded in two separate closings. The first closing, in April 2017, provided debt financing of approximately $4.4 million. The second closing, in August 2017, provided debt financing of approximately $13.3 million.  The Company used the proceeds from the second closing to repay the remaining balance due on the original $10 million of borrowings described above. Under the terms of the new securities purchase agreement, the Company is to make quarterly interest-only payments on the outstanding balance of the loan until August 2020, at which time the principal is to be repaid in full. In the event that the Company does not make a required quarterly interest payment on the first business day following the end of a quarter, the simple interest attributable to such calendar quarter shall be recalculated at a rate of fifteen percent (15.0%) per annum, compounding daily (the “Penalty Rate”) and such overdue amount as well as the principal balance of the borrowings shall accrue interest from that point forward at the Penalty Rate until the Note is brought current. In the event the Note is not paid in full on August 15, 2020, or on such earlier date as the disposition payment may become due, by reason of an event of default or otherwise, the outstanding principal amount and accrued but unpaid interest shall bear interest at the Penalty Rate until paid in full. The outstanding principal balance on the debt as of June 30, 2018 (unaudited) and December 31, 2017 was $18 million in each period. The Company was in compliance with all covenants related to its debt at December 31, 2017 and June 30, 2018 (unaudited). In order to secure the debt, the Company issued warrants to the lender to purchase

SCVNGR, Inc.

Notes to the Financial Statements (continued)

shares of its Series E (see Note F). The fair value of the warrants is recorded as a discount on the debt at the date of issuance.

In October 2014, the Company entered into an agreement to borrow $3 million at an interest rate of 10%. Under the terms of the debt agreement, the Company was to make interest-only payments on the outstanding balance of the loan until October 2017, at which time the principal was repaid in full. The debt was collateralized by all of the Company’s assets.  In order to secure the debt, the Company issued warrants to the lender to purchase shares of its Series D redeemable preferred stock (see Note F). The fair value of the warrants is recorded as a discount on the debt at the date of the issuance.

In December 2014, the Company entered into an agreement to borrow up to $15 million on a revolving basis at an interest rate of the prime rate, plus 1.25%.  Under the terms of the debt agreement, the Company was to make interest-only payments on any outstanding balance of the loan until December 2016, at which time the principal was repaid in full. In order to secure the debt, the Company issued warrants to the lender to purchase shares of its Series D redeemable preferred stock (see Note F). The fair value of the warrants is recorded as a discount on the debt at the date of the issuance.

In April 2015, the Company entered into an agreement to borrow $5 million at an interest rate of 6%. Under the terms of the debt agreement, the Company will pay all interest and principal upon maturity in April 2019. The debt is not secured. This debt is convertible into equity (i) automatically if there is a qualified investment of at least $10 million before the maturity date or (ii) at the discretion of the lender, if the Company has not completed a qualified investment of at least $10 million before the maturity date. The lender shall be paid 1.5x the outstanding principal amount of the note, plus any accrued and unpaid interest if the Company has a change of control prior to the maturity date (refer to Note I for discussion regarding this feature which has been accounted for as a bifurcated derivative). A change of control shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934,  Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions with lender or in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by  the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease or other disposition of all of substantially all of the assets of the Company other than to the Lender. The outstanding principal and accrued interest balance on the debt as of June 30, 2018 (unaudited) and December 31, 2017 was $6 million and $5.8 million, respectively. The Company was in compliance with all covenants related to its debt at December 31, 2017 and for the six months ended June 30, 2018 (unaudited).

In April 2018, the Company entered into a loan and security agreement to borrow up to $5 million on a revolving basis at an interest rate of 1.5% above the prime rate. The debt is collateralized by all of the Company’s assets. Any outstanding borrowings and interest on such borrowings are due in April 2019. As of June 30, 2018 (unaudited), the Company has $3.0 million in outstanding borrowings under the revolving loan and security agreement. The Company was in compliance with the covenants of the loan and security agreement as of June 30, 2018 (unaudited).

The following table summarizes the carrying value of the Company’s debt as of June 30, 2018 (unaudited) and December 31, 2017:

	June 30, 2018
	(unaudited)	December 31, 2017
	(in thousands)
Borrowings under securities purchase agreement	$17,959	$17,959
Borrowings under debt agreement	6,019	5,848
Borrowings under revolving loan and security agreement	3,000	—
Debt issuance costs and discount on debt related to warrants	(1,358)	(1,675)
Total debt	25,620	22,132
Less current portion	(9,019)	—
Total long term debt	$16,601	$22,132

SCVNGR, Inc.

Notes to the Financial Statements (continued)

Future minimum payments related to the Company’s outstanding debt for periods subsequent to June 30, 2018 (unaudited) were as follows:

Principal Payments
(in thousands)
Remainder of 2018	$—
2019	9,019
2020	17,959
Total	$26,978

The Company incurred debt issuance costs in connection with its debt facilities and related amendments. Amounts paid directly to lenders are classified as issuance costs and are recorded as a reduction in the carrying value of the debt. Amortized debt issuance costs included in the balance sheets as of June 30, 2018 (unaudited) and December 31, 2017 were as follows:

	June 30, 2018
	(unaudited)	December 31, 2017
	(in thousands)
Gross capitalized debt issuance costs	$1,356	$1,356
Accumulated amortization	(420)	(201)
Capitalized debt issuance costs, net	$936	$1,155

Future amortization of debt issuance costs as of June 30, 2018 (unaudited) was as follows:

(in thousands)
Remainder of 2018	$234
2019	452
2020	250
Total	$936

Debt issuance costs are amortized over the term of the related debt agreement using the effective interest method.  Amortization expense of debt issuance costs was approximately $219 thousand, $240 thousand and $423 thousand for the six months ended June 30, 2018 (unaudited) and 2017 (unaudited), and the year ended December 31, 2017, respectively.

Note J. Fair Value Measurements

Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumption the accounting literature establishes a three-tier value hierarchy that prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs, such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs for which there  is little or no  market data, which requires the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Warrants

In connection with its venture debts (see Note I), at December 31, 2017, the Company has outstanding warrants to purchase 36,760 shares of the Company’s Series D and 6,510 shares of the Company’s Series E-3 at exercise prices per share of $262.31 and $331.04, respectively. The fair value of the warrants is determined using the Black-Scholes

SCVNGR, Inc.

Notes to the Financial Statements (continued)

option-pricing model with Level 3 inputs and was classified as a liability in the balance sheet at December 31, 2017 and June 30, 2018.

The following are the significant inputs used by the Company in determining the fair value of the Series D and Series E-3 warrants as of June 30, 2018 (unaudited) and December 31, 2017:

	June 30, 2018
	(unaudited)	December 31, 2017
Exercise price	$262.31 - $331.04	$262.31 - $331.04
Remaining contractual life (years)	0.5	1.0
Risk-free interest rate	2.5% - 2.8%	2.2% - 2.4%
Expected volatility	49.0%	49.0%
Expected dividend rate	—	—

Expected volatility for the Company’s preferred stock was determined based on an average of the historical volatility of a public peer group of similar companies because there was no market for the Company’s stock and, therefore, a lack of market-based company-specific historical and implied volatility information. The expected term considers the contractual term of the warrants as well as other events that would impact that life of the instrument.  The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate is based upon the US Treasury yield curve in effect at the time of grant commensurate with the expected term.

The following is the activity with respect to the change in fair value of the warrants during the year ended December 31, 2017 and the six months ended June 30, 2018 (unaudited):

(in thousands)
Balance at January 1, 2017	$6,405
Issuance of new preferred stock warrant	945
Gain on revaluation of preferred stock warrant (mark to market)	(2,574)
Balance at December 31, 2017	4,776
Loss on revaluation of preferred stock warrant (mark to market)	703
Total	$5,479

Bifurcated Derivative

As part of one of the Company’s credit agreements, one lender shall be paid 1.5x the outstanding principal amount of the note, plus any accrued and unpaid interest if the Company has a change of control prior to the maturity date.  The Company has accounted for this feature as a bifurcated derivative and recorded changes in fair value through net loss in the period incurred.  During the year ended December 31, 2017, the Company recorded a loss on the revaluation of the bifurcated derivative of approximately $3 million.  The revaluation loss for the six months ended June 30, 2018 (unaudited) was not material.  The fair value of the bifurcated derivative is determined based upon a probability-weighted assessment of triggering the feature which are considered Level 3 inputs.

Note K. Related Parties

JPMorgan Chase & Co. (“Chase”) invested a total of approximately $25 million in 2015 and 2016 in exchange for Series E preferred shares. That investment represented approximately 9% ownership on a fully diluted share basis as of December 31, 2016. The Company and Chase entered into a four-year agreement in 2016 for the Company to provide a broad array of services to Chase. The Company also entered into a 2016 agreement with Chase for Chase to provide processing services for the Company.

During the year ended December 31, 2017 and the six months ended June 30, 2018 (unaudited) and 2017 (unaudited), the Company recorded approximately $14.0 million, $8.2 million and $6.2 million in revenue from Chase, respectively. All Chase-related revenue is reflected as software and services revenue within revenue in the statements of operations (see Note C). Specific services included access to the Company’s network of merchant locations,

SCVNGR, Inc.

Notes to the Financial Statements (continued)

consulting and customer support, and hardware upgrades, on terms substantially similar to services provided to other clients or commercially available from other providers.

During the six months ended June 30, 2018 (unaudited) and 2017 (unaudited), the Company incurred approximately $5.2 million and $3.2 million, respectively, of expenses from processing and hardware deployment related activities with Chase included within operations and support expenses in the statements of operations. During the year ended December 31, 2017, the Company incurred approximately $7.3 million of expenses from processing and hardware deployment related activities with Chase.

The June 30, 2018 (unaudited) and December 31, 2017 balance sheets included approximately $2.6 million and $1.8 million, respectively, of deferred revenue from Chase based upon 2018 invoicing for services that were not yet fully delivered at June 30, 2018 (unaudited). The full balance of deferred Chase revenue as of June 30, 2018 (unaudited) is expected to be recognized in 2018. The June 30, 2018 (unaudited) and December 31, 2017 balance sheets included approximately $0.9 million and $1.1 million, respectively, in accounts receivable from Chase. The Chase receivable was current at June 30, 2018 (unaudited) and was fully paid as of the issuance of these financial statements. Included within inventory on the balance sheets as of June 30, 2018 (unaudited) and December 31, 2017 was approximately $1.6 million and $1.1 million of scanners for which not all performance obligations have been satisfied and subject to the Chase agreement.

Note L. Subsequent Events

On September 13, 2018, the Company was acquired by GrubHub Holdings, Inc. pursuant to the Agreement and Plan of Merger, dated as of July 24, 2018, by and among Grubhub Inc., Grubhub Holdings Inc, Lobster Merger Sub Inc., SCVNGR, Inc. d/b/a LevelUp, and Shareholder Representative Services LLC (solely in its capacity as Securityholders’ Representative). The aggregate consideration was approximately $390 million, subject to customary adjustments, and consisted of approximately $374 million in cash and assumption by the Company of unvested incentive stock options held by the Company’s employees.

Management has evaluated subsequent events occurring through November 21, 2018, the date that these financial statements were available to be issued, and determined that no additional subsequent events occurred that would require recognition or disclosure in these financial statements other than the aforementioned acquisition by Grubhub Holdings Inc.